Exhibit 10.31
AMENDMENT NO. 1
TO THE
TERAYON COMMUNICATION SYSTEMS, INC. 1997 EQUITY INCENTIVE PLAN
Pursuant to Section 13(a) of the Terayon Communication Systems, Inc. 1997 Equity Incentive Plan (the “Plan”), the Plan is hereby amended (this “Amendment”) as follows:
A new Section 8 of the Plan shall be created to provide for the following:
8.	NON-EMPLOYEE DIRECTOR STOCK AWARDS
     The Board may grant Stock Awards to Non-Employee Directors, subject to the limitations of the Plan, pursuant to a written non-discretionary formula established by the Board or the Committee, or any successor committee thereto carrying out its responsibilities on the date of grant of any such Stock Award (the “Non-Employee Director Equity Compensation Policy”). The Non-Employee Director Equity Compensation Policy shall set forth the type of Stock Award(s) to be granted to Non-Employee Directors, the number of shares of the Company’s Common Stock to be subject to Non-Employee Director Stock Awards, the conditions on which such Stock Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Committee (or such other successor committee as described above) shall establish.
The section of the Plan identified as Section 8 of the Plan prior to giving effect to this Amendment (the “Former Section 8”) shall be amended to reflect a new section number and all other sections of the Plan making reference to the Former Section 8 shall be revised accordingly to give effect to this Amendment.
This Amendment to the Plan shall be effective as of Wednesday, May 3, 2006
IN WITNESS WHEREOF, Terayon Communication Systems, Inc. has executed this Amendment to the Plan this 3rd day of May, 2006.

TERAYON COMMUNICATION SYSTEMS, INC.

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